Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-254976, 333-263115, 333-270154, 333-277435 and 333-285224) of Compass, Inc. of our report dated March 27, 2025 relating to the financial statements of At World Properties Holdings, LLC, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 28, 2025